United States securities and exchange commission logo





                     May 10, 2024

       Olivier Leonetti
       Chief Financial Officer
       Eaton Corporation plc
       Eaton House, 30 Pembroke Road
       Dublin 4, Ireland
       D04 Y0C2

                                                        Re: Eaton Corporation
plc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            File No. 000-54863

       Dear Olivier Leonetti:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Lizbeth Wright